Exhibit 99.1

NEWS RELEASE

CONTANGO ORE, INC.

Contango Announces $19.3 Million in Income from Operations for the Quarter Ended March 31, 2025

FAIRBANKS, AK -- (May 14, 2025) -- Contango ORE, Inc. (“Contango” or the “Company”) (NYSE American: CTGO) announced today that it filed with the Securities and Exchange Commission its Form 10-Q for the quarter ended March 31, 2025 (“Q1-2025”) compared with the quarter ended March 31, 2024 (“Q1-2024”).

The Company reported total income for operations of $19.3 M in Q1-2025 compared to a loss of $2.9 M for Q1-2024. For Q1-2025, the Company reported a net loss of $22.3 M, including a non-cash expense of $40.5 M from an unrealized loss on derivative contracts. In Q1-2025, Contango sold 17,382 ounces of gold with cash costs on a by-product basis, per ounce (“Cash Costs”) of $1,334 and all-in-sustaining costs per ounce (“AISC”) of $1,374. The Company’s unrestricted cash position as of March 31, 2025 was $35.0 million (“M”) compared to $20.1 M as of December 31, 2024.

Rick Van Nieuwenhuyse, President and CEO of the Company, stated, “The first quarter of 2025 was very successful for the Company with Contango’s share of Manh Choh gold production exceeding quarterly guidance with 17,382 ounces sold and AISC coming in at $1,374 per ounce, well below the 2025 target of $1,625 per ounce. Gold production from the first campaign of 2025 continued into the second quarter with a further 3,810 ounces in recoverable inventory at the end of the quarter. During the quarter we delivered almost 12,000 ounces to the hedge contract using the Carry Trade, effectively reducing our hedge balance to 74,800 ounces. As we continue to deliver into the hedge contracts, we will see the derivative liability continue to reduce.

Mining operations at Manh Choh are progressing as planned with ongoing incremental improvements in both the ore transportation and processing at Fort Knox. Guidance for our 30% share of the Peak Gold JV’s 2025 production remains at 60,000 ounces of gold, with life-of-mine (“LOM”) average annual production expected to be 58,750 ounces of gold per year to 2029 and AISC estimated at $1,400 per ounce of gold sold. In addition, as previously reported, the Company received $24 M in cash distributions in Q1-2025 and an additional $9 M on April 24, 2025 related profits from the first campaign of 2025. On May 14, 2025, the Peak Gold JV started processing Manh Choh project’s second campaign of 2025 and are guiding to 15,000 ounces of production to Contango’s account for this campaign.

We are pleased to announce that on May 6, 2025 the Committee for Safe Communities (“CSC”) dismissed their lawsuit against the State of Alaska Department of Transportation and Public

Facilities (“DOT”). The lawsuit related to trucking ore from Manh Choh to Fort Knox. We are pleased with dismissal of the lawsuit and its potential favorable impacts for the Manh Choh project and for trucking related to mining projects in general.

On May 6, 2025, we announced the completion of a Technical Report Summary ("TRS") on the Johnson Tract Project, which summarized the results of an Initial Assessment (“IA”) of the potential viability for a seven-year LOM, underground mining operation, utilizing the same direct ship ore (“DSO”) approach as the highly successful Manh Choh mine. The results of the IA demonstrate robust economics with an NPV at current gold prices in excess of $400M. The company will remain focused on permitting the underground access tunnel, road transportation corridor and port easement.”

Statement of Cash Flows for Q1-2025 compared to Q1-2024:

Net cash provided from operating activities was $28.6 M for Q1-2025, a significant improvement compared to net cash used of $4.4 M for Q1-2024. The increase in net cash provided by operating activities was primarily driven by gold production at the Manh Choh project, the receipt of $24.0 M in cash distributions from the Peak Gold JV and an increase in accounts payable of $7.8 M primarily related to a Peak Gold JV gold shipment at the end of the quarter. Cash used in investing activities was zero for Q1-2025 compared to $15.5 M in Q1-2024, which related to cash invested in the Peak Gold JV to fund Contango’s share of Manh Choh development costs in 2024. Cash used in financing activities were $13.7 M for Q1-2025, which primarily related to principal repayments of $13.8 M on the credit facility. This compares to cash inflows of $12.0 M in Q1-2024, primarily related to debt drawdowns of $12.5 M on the credit facility.

Statement of Operations for Q1-2025 compared to Q1-2024:

The Company reported a net loss of $22.3 M, or a loss of $1.86 per basic and diluted share, for Q1-2025. This includes $22.3 M in income from equity investment in Peak Gold, LLC offset by an expense of $40.5 M from an unrealized loss on derivative contracts. In Q1-2025, the Company also recorded $2.7 M in interest and finance expense. This compares to a loss of $20.5 M in Q1-2024, which primarily related to an unrealized loss on derivative contracts of $15.6 M.

During Q1-2025 and subsequent to period end, the Company has the following updates:

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Manh Choh Project:

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Production results for Q1-2025:

Contango's Share (30% basis)
Gold ounces sold	17,382	oz
Silver ounces sold	12,770	oz

Recoverable gold inventory	3,810	oz
Total gold sales	$51,226,768
Total silver sales	$412,864
Remaining hedge balance, excluding Carry Trade	86,739	oz
Gold delivered into April Carry Trade[1] hedge contracts	11,939	oz
Remaining hedge balance, including Carry Trade	74,800	oz
Average realized spot gold price	$2,947	per oz sold
Average realized blended Carry Trade gold price	$2,314	per oz sold
Cash distributions received from Peak Gold JV	$24,000,000

Cash costs on By-Product Basis, per Ounce	$1,334	per oz sold
AISC on By-Product Basis, per Ounce	$1,374	per oz sold
2025 Guidance (30% Basis)
2025 gold production guidance	60,000	oz
1.
The Carry Trade represents 11,939 ounces of gold that were sold at spot price during Q1-2025 and simultaneously locked in with a forward price to settle on the hedge contract that matures on April 30, 2025. The Carry Trade was settled on April 30, 2025 with a net payment of $11.0 million from Contango in exchange for the reduction of 11,939 ounces of gold under the hedge agreement.

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During the Q1-2025 the Peak Gold JV, operated by a subsidiary of Kinross Gold Corporation (“Kinross”), (on a 100% basis) processed 323,000 tons of ore with an average grade of 0.215 ounces (“oz”) per ton and containing approximately 69,500 oz of gold. Gold recovery averaged 93.5%, resulting in approximately 65,000 oz of recovered gold, of which Contango’s 30% share amounts to 19,500 oz of gold. During Q1-2025 17,382 ounces of gold dore were delivered to Contango and sold during the period and another 3,810 ounces of gold remain in recoverable inventory at the end of the quarter.

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Cash costs on a by-product basis per ounce were $1,334, and AISC on a by-product basis, per ounce was $1,374 per ounce.

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During Q1-2025, the Peak Gold JV paid cash distributions to the Company in the amount of $24.0 M and subsequent to period end the Company received an additional cash distribution of $9.0 M.

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On October 20, 2023, the CSC, an Alaskan non-profit corporation inclusive of this same group of objectors and formed for the purpose of opposing the Manh Choh project, filed suit in the Superior Court in Fairbanks, Alaska against the State of Alaska DOT. The Complaint seeks injunctive relief against the DOT with respect to its oversight of the Peak Gold JV’s ore haul plan. The Complaint alleges that the DOT has approved a haul route and trucking plan that violates DOT regulations, DOT’s actions have created an unreasonable risk to public safety constituting an attractive public nuisance, and DOT has aided and abetted the offense of negligent driving. On May 6, 2025, CSC and the DOT agreed to dismiss without prejudice the only remaining claim for relief alleged in the Complaint. All claims in the matter were dismissed and the trial, which was set for August 11, 2025, and all pretrial deadlines were vacated by the Court.

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Johnson Tract Project:

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During Q1-2025, the Company continued with ongoing work to permit the underground exploration drift and baseline environmental work.

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On May 6, 2025, the Company announced that it had completed a Technical Report Summary ("TRS") on the Johnson Tract Project (the "Project" or "Johnson Tract"), located in Alaska, U.S.A. The TRS summarizes the results of an Initial Assessment (“IA”). The IA demonstrates the potential viability for a 7-year life of mine (“LOM”), underground mining operation, utilizing the same direct ship ore (“DSO”) approach as demonstrated at our highly successful Manh Choh mine. IA highlights include:

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Pre-Tax net present value discounted at 5% (“NPV5”) of $359.0 million
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Pre-Tax Internal Rate of Return (“IRR”) of 37.4%
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Post-Tax NPV5 of $224.5 million with a post-tax IRR of 30.2%
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7-year LOM
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LOM annual average production of 102,258 GEO at 7.58 g/t gold equivalent ounces (“GEO”)
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Initial Capital costs of $213.6 million, including $36 million in contingency
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Sustaining Capital costs of $61.3 million, including $12.3 million in contingency
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AISC estimated at $860 per GEO sold
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Non-discounted payback period 1.3 years

The TRS was filed with the SEC on May 12, 2025 and can found on the Contango website at https://www.contangoore.com/investors/overview.

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Repayments of Debt, Reduction of Hedge Contracts and Marketable Securities:

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Credit Facility:
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On February 18, 2025, the Company announced that it amended the Facility to defer $10.6 M of principal repayments and delivery of 15,000 hedged gold ounces into the first half of 2027 (the "New Repayment Schedule") and extended the maturity date of the Facility from December 31, 2026 to June 30, 2027. All other key terms of the Facility, including the interest rate, remain the same.

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During Q1-2025 Contango repaid $13.8 M on the Facility, reducing the outstanding principal balance by 26.5% to $38.3 M.

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Subsequent to period end, on April 4, 2025, Contango repaid $8.2 M on the Facility, reducing the outstanding principal balance by an additional 21% to $30.1 M.

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During Q1-2025, the Company sold all gold at spot price and simultaneously locked in a forward price with its lenders on 11,939 ounces of gold related to the April 30, 2025 hedge maturity date (referred to as a “Carry Trade”). The Carry Trade resulted in recognizing a derivative asset of $2.2 M, which offsets the derivative liability in the financial statements. The Carry Trade was settled on April 30, 2025 with a net payment of $11.0 million from Contango in exchange for the reduction of 11,939 ounces of gold under the hedge agreement. As of April 30, 2025, the hedge agreement balance is 74,800 ounces.

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The Company owns 5 million shares in Onyx Gold Corp. (“Onyx”), which had a value of Cdn$1.35 million as of March 31, 2025. On April 10, 2025, Onyx announced drilling results at its Munro-Croesus project and an option agreement to acquire a 100% interest in a key inholding property contiguous with the Munro-Croesus project. As of the date of this release, the Onyx shares have increased to approximately Cdn $5.0 million in value.

CONFERENCE CALL AND WEBCAST

Contango will host a conference call and webcast to discuss the quarterly results on Thursday, May 15, 2025, at 1:00pm EST / 10:00am PST. Participants may join the webcast using the following call-in details: https://6ix.com/event/contango-ore-q1-financials.

ABOUT CONTANGO

Contango is a NYSE American listed company that engages in exploration for gold and associated minerals in Alaska. Contango holds a 30% interest in the Peak Gold JV, which leases approximately 675,000 acres of land for exploration and development on the Manh Choh project, with the remaining 70% owned by KG Mining (Alaska), Inc., an indirect subsidiary of Kinross Gold Corporation, operator of the Peak Gold JV. The Company and its subsidiaries also have (i) a lease on the Johnson Tract project from the underlying owner, CIRI, (ii) a lease on the Lucky Shot project from the underlying owner, Alaska Hardrock Inc., (iii) 100% ownership of approximately 8,600 acres of peripheral State of Alaska mining claims, and (iv) a 100% interest in approximately 145,000 acres of State of Alaska mining claims that give Contango the exclusive right to explore and develop minerals on these lands. Additional information can be found on our web page at www.contangoore.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements regarding Contango that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, based on Contango’s current expectations and includes statements regarding future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as “expects”, “projects”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, “probable”, or “intends”, or stating that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved). Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to: the risks of the exploration and the mining industry (for example, operational risks in exploring for and developing mineral reserves; risks and uncertainties involving geology; the speculative nature of the mining industry; the uncertainty of estimates and projections relating to future production, costs and expenses; the volatility of natural resources prices, including prices of gold and associated minerals; the existence and extent of commercially exploitable minerals in properties acquired by Contango or the Peak Gold JV; ability to realize the anticipated benefits of the Peak Gold JV; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; the interpretation of exploration results and the estimation of mineral resources; the loss of key employees or consultants; health, safety and environmental risks and risks related to weather and other natural disasters); uncertainties as to the availability and cost of financing; Contango’s inability to retain or maintain its relative ownership interest in the Peak Gold JV; inability to realize expected value from acquisitions; inability of our management team to execute its plans to meet its goals; the extent of disruptions caused by an outbreak of disease, such as the COVID-19 pandemic; and the possibility that government policies may change, political developments may occur or governmental approvals may be delayed or withheld, including as a result of presidential and congressional elections in the U.S. or the inability to obtain mining permits. Additional information on these and other factors which could affect Contango’s exploration program or financial results are included in Contango’s other reports on file with the U.S. Securities and Exchange Commission. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Contango does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

CONTACTS:

Contango ORE, Inc.
Rick Van Nieuwenhuyse

(907) 888-4273

www.contangoore.com